UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2019
NorthStar Realty Europe Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-37597	32-0468861
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)
(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
 (Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NRE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.
On July 3, 2019, NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CoRE PANEURO 2019 13 S.à.r.l., a Luxembourg S.á.r.l. (“Parent”), Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), NorthStar Realty Europe Limited Partnership, a Delaware limited partnership and whose sole general partner is the Company (the “Partnership”), and Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Partnership Merger Sub”). Parent and Merger Sub are affiliates of AXA CoRE Europe Fund SCS SICAV-SIF, an affiliate of AXA Investment Managers - Real Assets. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub (the “Company Merger”) with Merger Sub as the surviving entity.
At the effective time of the Company Merger, each issued and outstanding share of the Company’s common stock, par value 0.01 per share (other than such shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiaries of Parent, or any direct or indirect wholly-owned subsidiaries of the Company) will be cancelled, cease to be outstanding, and be converted into the right to receive cash in the amount of US$1.68 plus the U.S. dollar equivalent of €9.26 and £3.82, without interest. The Company has entered into six-month forward contracts for the purchase of U.S. dollars for €482 million and £199 million, the approximate aggregate amount of the merger consideration denominated in euros and pound sterling. In connection with the closing of the Mergers (as defined below), these forward contracts will be settled and the portion of the merger consideration denominated in euros and pound sterling will be paid to security holders of the Company in U.S. dollars reflecting the final exchange rates received in settlement of the forward contracts (which may be at rates greater or less than the currently estimated exchange rates, depending on the closing date of the Mergers). To the extent that the closing occurs prior to the end of the settlement period on the forward contracts, these contracts will be settled at the time of closing. An early settlement, prior to January 6, 2020, may reduce the U.S. dollars per share received by stockholders due to a shorter duration of the hedge. The Company currently estimates a closing in approximately three months, which would result in stockholders receiving approximately $17.03 per share in U.S. dollars. The settlement amount would be determined by the movement in the forward points from the date of closing to the final settlement date at the end of the six month period. There may also be an adjustment to present value the hedge settlement amount if the closing occurs before January 6, 2020. Parent will finance the Mergers and the other transactions contemplated by the Merger Agreement through the arrangement of equity financing and the Company’s available cash at closing. The closing of the Mergers is not subject to any financing condition.

Immediately prior to the effective time of the Company Merger, Partnership Merger Sub will merge with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Partnership as the surviving entity. At the effective time of the Partnership Merger, each common unit of the Partnership and each limited partner interest in the Partnership that is designated as an LTIP unit that, in each case, is held by any person other than the Company or any wholly-owned subsidiary of the Company will be cancelled, will cease to be outstanding, and be converted into the right to receive an amount equal to the per share merger consideration.
At the effective time of the Company Merger, any vesting conditions applicable to each outstanding award of the Company’s restricted shares granted under the Company’s stock plan will accelerate in full and each such restricted share will be converted into the right to receive an amount equal to the per share merger consideration in cash, less applicable withholding taxes. Immediately prior to the effective time of the Company Merger, any vesting conditions applicable to each outstanding award of restricted stock units subject to performance-based vesting conditions (a “PSU”) granted under the Company’s stock plan will be treated in accordance with the terms of the applicable award agreement and each PSU that is vested as of the effective time of the Company Merger (after taking into account vesting resulting from the terms of the applicable award agreement, provided, that the Company’s compensation committee may, in its sole discretion, deem PSUs to be earned and vested at maximum levels) (each earned and vested PSU, an “Earned PSU”) will, at the effective time of the Company Merger, be cancelled and Parent will cause the surviving entity in the Company Merger to pay to each former holder of any cancelled Earned PSU an amount equal to the per share merger consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement), less applicable withholding taxes. Each PSU that does not become an Earned PSU in accordance with the Merger Agreement will terminate without consideration immediately prior to the effective time of the Mergers.

The Board of Directors of the Company (the “Board”), acting upon the unanimous recommendation of a strategic review committee of the Board consisting only of independent directors of the Company (the “SRC”), has unanimously determined that the Company Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and resolved to recommend that the Company’s stockholders approve the Company Merger.
Consummation of the Mergers is subject to the satisfaction or waiver (to the extent permitted by law) of specified closing conditions, including (i) the Company Merger and the other transactions contemplated by the Merger Agreement have been approved by the affirmative vote of the Company’s stockholders entitled to cast a majority of all the votes entitled to be cast, (ii) all requisite regulatory approvals have been obtained and remain in full force and effect and all statutory waiting periods in respect of such regulatory approvals have expired or been earlier terminated, (iii) the absence of a governmental authority of competent jurisdiction enacting, issuing, promulgating, enforcing or entering any order which enjoins or prohibits the consummation of the Mergers and (iv) other customary closing conditions, including the accuracy of the other party’s representations and warranties, and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (iv) to certain qualifications as to materiality).
The Merger Agreement includes customary representations and warranties of the Company, the Partnership, Partnership Merger Sub, Parent and Merger Sub. Many of the representations made by the Company and the Partnership are subject to and qualified by a Material Adverse Effect standard (as defined in the Merger Agreement). The Company and Parent have also made certain covenants in the Merger Agreement, including covenants by the Company regarding the operation of its business and that of its subsidiaries prior to the effective time of the Mergers.
The Merger Agreement prohibits (i) the Company and its subsidiaries and the Company’s and the Company’s subsidiaries’ officers and directors from soliciting, providing non-public information or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions prior to the Company’s stockholders approval of the Company Merger and (ii) the Board or a committee thereof from changing its recommendation that the Company’s stockholders approve the Company Merger, in each case, except as permitted under the Merger Agreement, including if the Company receives an alternative acquisition proposal that the SRC determines, based on information then available and after consultation with its advisors, that such alternative acquisition proposal constitutes a superior proposal (as defined in the Merger Agreement) or is reasonably likely to lead to a superior proposal and that failure to take such action would likely be inconsistent with each director’s duties under applicable law, provided, among other things as set forth in the Merger Agreement, that the Company is not in violation of its non-solicitation obligations under the Merger Agreement.
The SRC or the Board may also effect a change of recommendation in response to an intervening event, defined in the Merger Agreement to include any fact, circumstance, change, event, occurrence, or effect that has occurred after the date of the Merger Agreement, was not reasonably foreseeable and does not involve or relate to an acquisition proposal and is material to the Company and its subsidiaries taken as a whole, if the SRC determines that, in light of such intervening event, the failure to effect a change of recommendation would be inconsistent with each director’s duties under applicable law.
The Company will not be permitted under the Merger Agreement to make, declare, set aside or pay any dividends on any of its capital stock, partnership interest or other equity interests in any of its subsidiaries, other than (i) the regular quarterly dividend on shares of its common stock for the fiscal quarter ended June 30, 2019 with an anticipated declaration date on or about August 2, 2019, in an amount not to exceed $0.15 per share and on the common units and LTIP units of the Partnership in the same amount as the per share dividend on shares of its common stock in accordance with the Partnership’s partnership agreement, (ii) certain specified dividends or dividend equivalents accrued or paid with respect to the Company’s equity awards outstanding as of the date of the Merger Agreement as required by the terms of the Company’s stock plan and/or applicable award agreements, each in effect as of the date of the Merger Agreement and (iii) distributions to maintain its status as a real estate investment trust (“REIT”) or to avoid or reduce the imposition of any entity level income or excise tax. The per share merger consideration will be reduced by an amount equal to the per share amount of any dividend on Company shares other than the dividends specified in (i) and (ii) above.

The Merger Agreement may be terminated by the Company or Parent under certain circumstances, including if the Mergers are not consummated by December 15, 2019 (the “Initial Outside Date”), provided that the Company or Parent may extend the Initial Outside Date to March 1, 2020 if certain closing conditions have not been satisifed or waived (if permitted by law) prior to the Initial Outside Date (other than those closing conditions which by their terms cannot be satisifed until the closing of the Mergers). The Merger Agreement provides for certain other termination rights for both the Company and Parent, and further provides that, upon the termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $31 million, including if Parent terminates the Merger Agreement based on the Board changing its recommendation that the Company’s stockholders approve the Company Merger or the Company or any of its subsidiaries entering into an alternative acquisition agreement. If the Company terminates the Merger Agreement by reason of a breach by Parent or Parent’s failure to consummate the Mergers within three business days after all conditions to the Mergers are satisfied or capable of being satisfied, Parent will be required to pay the Company a termination fee of $53 million.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been filed to provide information to investors regarding its terms. It is not intended to provide any other factual information about the Company, the Partnership, Partnership Merger Sub, Parent or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Mergers. The Merger Agreement and this summary should not be relied upon as disclosure about the Company, the Partnership, Partnership Merger Sub, Parent or Merger Sub. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Partnership, Partnership Merger Sub, Parent or Merger Sub or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
Cautionary Statement Regarding Forward Looking Statements
Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement; the inability to complete the Mergers, on a timely basis, due to the failure to obtain stockholder approval for the Company Merger, to meet expectations regarding the timing, accounting and tax treatment of the Mergers, or to satisfy other conditions to the consummation of the Mergers, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Mergers; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Mergers; the impact of the announcement of the Mergers on relationships with third parties, including commercial counterparties, tenants and competitors, including operating costs, loss of tenants or business disruption being greater than expected; the Company’s ability to qualify and remain qualified as a REIT; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in the Company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2018. There can be no assurance that the Mergers will in fact be consummated.

The Company cautions investors not to unduly rely on any forward-looking statements. Any forward-looking statements speak only as of the date of this communication. The Company is not under any duty to update any of these forward-looking statements after the date of this Current Report on Form 8-K, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.
Additional Information and Where to Find It
This Current Report on Form 8-K may be deemed to be solicitation material in respect of the Company Merger. In connection with the Mergers, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Before making any voting decision, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT when it becomes available and any other documents to be filed with the SEC in connection with the MergerS or incorporated by reference in the proxy statement, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.
Investors and security holders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be available free of charge through the Company's website at https://www.nrecorp.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.
Participants in Solicitation
The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the merger. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 13, 2019, and subsequent documents filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the Company Merger when it becomes available.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of July 3, 2019, by and among CoRE PANEURO 2019 13 S.à.r.l., Nighthawk Merger Sub LLC, NorthStar Realty Europe Corp., NorthStar Realty Europe Limited Partnership and Nighthawk Partnership Merger Sub LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REALTY EUROPE CORP.
	By:	/s/ Trevor K. Ross
		Name:	Trevor K. Ross
		Title:	General Counsel and Secretary
Dated: July 8, 2019